Exhibit 99.3

Dwight S. Juras

July 20, 2011

TO:           Gold Standard Ventures Corp.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form 20-F (the “20-F”) of Gold Standard Ventures Corp. to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Exchange Act of 1934, as amended.

I, Dwight S. Juras, P. G., M.S., Ph. D., hereby consent to the references to, and the information derived from, the following report and to the references, as applicable, to my name in connection with the following report in the 20-F: CVN Exploration Property, Eureka Co. Nevada, U.S.A., dated November 9, 2009, as revised on May 11, 2010.

Yours truly,

/s/ Dwight S. Juras
Dwight S. Juras, P. G., M.S., Ph. D.